EXHIBIT 99.1
FOR IMMEDIATE RELEASE
January 31, 2024

Darling Ingredients Inc. Completes Acquisition of Polish Rendering Company Miropasz Group

IRVING, TX, Jan. 31, 2024 – Darling Ingredients Inc. (NYSE: DAR), the world’s leading company turning food waste into sustainable products and producer of renewable energy, today announced it has completed the acquisition of Polish rendering company, Miropasz Group.

The company first announced its plans to acquire Miropasz in November 2022 for a purchase price of €110 million, plus or minus closing costs. Miropasz processes approximately 250,000 metric tons of poultry by-products annually through three poultry rendering plants in southeast Poland (Mirowice, Pszczonow and Krasnystaw) and has approximately 225 employees.

"As Poland continues to take a pivotal role in poultry production to feed our world, Darling Ingredients is committed to providing essential services as our customers grow,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients. “This acquisition seamlessly integrates with Darling's existing three plants in central and western Poland and underscores our dedication to expanding our worldwide supply of low-carbon feedstocks."

About Darling
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning edible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates more than 270 plants in 17 countries and repurposes approximately 15% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts
Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com